Exhibit 99.1

CONTACT:	Investors	Media
	EVC GROUP	EVC GROUP
	Douglas Sherk, 415-896-6820	Sheryl Seapy, 415-272-3323
Jennifer Beugelmans, 415-896-6820

STAAR Surgical Reports First Quarter 2005 Financial Results

— International Visian ICL Sales Increase 30%

— Preloaded Silicone IOL Sales Grow to 9% of Total IOL Sales

—Company to Ship 3-Piece Collamer Injector System in Second Quarter

MONROVIA, Calif., April 28 /PRNewswire-FirstCall/ — STAAR Surgical Company (Nasdaq: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced financial results for its first quarter ended April 1, 2005.

Total product sales for the first quarter were $13,678,000 compared with $13,569,000 for the same quarter last year and $13,951,000 for the fourth quarter of 2004. Excluding the impact of changes in currency, first quarter 2005 total product sales were $13,363,000, a decrease of 1.5% compared with the first quarter of 2004.

During the first quarter, international ICL sales increased 30% compared with the first quarter of 2004 and 19% compared with the fourth quarter of 2004. In addition, international sales of the Company’s preloaded silicone IOL continued to increase and grew to 9% of total IOL sales compared with the first quarter of 2004 when they were 3% of total IOL sales.

Net loss for the first quarter of 2005 was $2,338,000, or $0.11 per share, compared with a net loss of $1,299,000, or $0.07 per share, for the same period last year and a net loss of $4,384,000, or $0.21 per share, for the fourth quarter of 2004.

STAAR exited the first quarter with approximately $5,276,000 in cash, cash equivalents and short-term investments compared with $9,312,000 in cash and cash equivalents at December 31, 2004. The Company utilized approximately $2,600,000 for operating activities during the first quarter, which is approximately $900,000 below the Company’s previous estimate of $3,500,000. To minimize interest expense, the Company used $1,200,000 during the quarter to pay down its line of credit with UBS. Total cash used during the quarter was $4,000,000. Currently, the Company believes total cash flow for 2005 will be at or favorable to 2004 levels.

STAAR’s bank debt at the end of the first quarter of 2005 was approximately $1,800,000. Total current liabilities, including the bank debt, were $11,500,000. During the second quarter of 2005, the Company sold 4.1 million shares of its common stock in a private placement transaction resulting in $14.35 million in gross proceeds. The Company plans to use the proceeds for general working capital purposes. As a of result of this financing, the Company’s independent auditors re-issued their opinion on the Company’s financial statements for fiscal 2004 to remove a qualifying paragraph that expressed substantial doubt about the Company’s ability to continue as a going concern. The Company has re-filed its annual report on form 10-K to reflect the removal of the qualifying language. Gross profit margin was 47.2% for the first quarter of 2005 compared with 53.9% for the same quarter last year and equal to the 47.2% reported for the fourth quarter of 2004. The decline in gross profit from the first quarter of 2004 was primarily due to higher unit costs as a result of manufacturing process changes and reduced volume and a shift in geographical and product mix.

Selling, general, and administrative expenses for the first quarter of 2005 increased $194,000, or 2%, compared with the first quarter of 2004 and decreased $1.9 million or 18%, compared with the fourth quarter of 2004. The increase compared with the first quarter of 2004 is the result of an increase in general and administrative expenses due to increased professional fees, insurance premiums, and Board travel expenses which were partially offset by decreased marketing and selling and research and development expenses. The $1.9 million decrease in selling, general, and administrative expenses compared with the fourth quarter of 2004 is due to a decrease in general and administrative costs associated with the implementation of the Sarbanes-Oxley Act of 2002, many of which did not recur in the first quarter of 2005, decreased marketing and selling expenses and a decrease in other charges which included a $500,000 reserve against the partially collateralized notes of a former director.

As announced earlier, as part of its cost reduction strategy, during the quarter the Company reduced its direct sales force which will result in an approximate $1 million in annualized cost savings, although the impact of this cost savings will not be fully realized until the second quarter of 2005. During the quarter, the Company successfully reduced its total marketing and selling expenses by 2% to $4.85 million compared with the first quarter of 2004 and by approximately 15% compared with the fourth quarter of 2004. The Company reduced its U.S. marketing and selling expenses by 13% compared with the first quarter of 2004, in part, due to reduced commissions on lower sales, but also due to an overall strategy to control spending. However, much of the benefit of the U.S. expense reduction was offset by the negative impact of currency on international marketing and selling expenses.

Research and development expense for the first quarter of 2005 was comparable to the first quarter of 2004 and the fourth quarter of 2004 at $1,300,000, reflecting a return to normalized levels of expense compared with the second and third quarters of 2004.

The Company also recently announced that Charles Kaufman has joined STAAR in the newly created role of General Counsel, Corporate Compliance Officer. Mr. Kaufman was formerly a member of the Corporate Practice Group at Sheppard Mullin Richter & Hampton, LLP and served as STAAR’s outside counsel. In his role as Corporate Compliance Officer, Mr. Kaufman will oversee all compliance activities at STAAR. As a result of this new role, the Company believes that it will be able to further reduce expenses associated with corporate governance and compliance activities as well as begin to reduce legal and professional services expenses compared with first quarter levels.

“We remain committed to enhancing shareholder value and believe that we have taken some critical steps that will allow us to reach this goal,” said David Bailey, President and CEO of STAAR Surgical. “As we announced separately today, we have made some important changes to our senior management team that we believe will position us well to execute on our overall strategic plan. With Charles leading our corporate governance, compliance and legal departments, we believe that we will be able to increase efficiencies and reduce costs associated with these activities. Furthermore, with the successful implementation of several cost-saving initiatives during the first quarter, we believe that we are on track to realize our goal of achieving $3 million in annualized savings. In addition, with Don Bailey assuming the position of Chairman of the Board, I am excited that I will now be able to focus my time on overseeing the implementation of our operational strategies. With this appointment, and the dividing of the responsibilities of the chairman and the chief executive officer, the Board has demonstrated its commitment to the highest standards of corporate governance as well as its commitment to increasing our ability to successfully manage the complex set of challenges we face.

“During the quarter, we continued to work toward approval for our Visian(TM) ICL by the Food and Drug Administration, but unfortunately timing is still uncertain,” continued Mr. Bailey. “As we announced in March, we are encouraged that the Office of Device Evaluation in Washington, DC has decided to allow our trial investigators to continue enrollment of up to 75 eyes each month in the ICL clinical investigation while the pre-market approval is pending. During the American Society of Cataract and Refractive Surgery (ASCRS) symposium we made several notable podium and general session presentations on the ICL and the Toric ICL that were very well received. Based upon our conversations with surgeons that attended the meeting, they remain excited about the potential approval of the ICL because they believe that the technology will be very beneficial to their patients. In addition, they are very interested and impressed with the most recent Toric ICL results, which have been very positive. Internationally we continue to see demand grow for both lenses and with approvals in additional geographic regions expected later this year, we believe demand will further increase.” “Similar to last quarter, domestic IOL sales remain challenging,” continued Mr. Bailey. “Sales of our silicone and Collamer IOLs were down 11.7% during the first quarter of 2005 compared with the same period last year. However, we continue to post strong sales of our Preloaded Injector and based upon our recent activity at the ASCRS, we are very encouraged about the opportunities for our three-piece Collamer IOL. In the week prior to the ASCRS meeting ophthalmic surgeons conducted the first surgeries in a clinical setting with the new system. During the ASCRS meeting, we provided surgical demonstrations using the product and have received a lot of very positive feedback regarding the quality of the lens and injector system. Further clinical evaluations are taking place this week and we are currently building our inventory to position us to begin shipping the lenses and injector system in the second quarter. We continue to believe that the introduction of both will greatly enhance our competitive positioning within the domestic cataract market.” Conference Call The Company will host a conference call and webcast today, April 28, 2005 at 5:00 p.m. Eastern Time to discuss the Company’s first quarter 2005 results and recent corporate developments. The dial-in number for the conference call is 800-762-8779 for domestic participants and 480-629-9571 for international participants. A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through 11:59 p.m. Pacific Time on Thursday, May 5, 2005 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11028553#. To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com. An archived webcast will also be available at www.staar.com. About STAAR Surgical STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the revolutionary VISIAN ICL(TM) as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s ICL has received CE Marking, is approved for sale in 37 countries and has been implanted in more than 40,000 eyes worldwide. It is currently under review by the FDA for use in the United States. Safe Harbor All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products and government approval of new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our ability to implement our cost savings strategies and realize our expected savings, our limited capital resources, the success of our efforts in realigning our management team, the results of our response to FDA observations, our ability to reverse the decline in domestic sales of IOLs, our ability to successfully introduce and gain market acceptance of our redesigned three-piece Collamer IOL and insertion system, our ability to maintain or enhance our existing product sales and gross profit margin and reduce compliance expenditures, the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, our ability to compete with much larger ophthalmic companies, general domestic and international economic conditions, access to financing and other factors beyond the control of STAAR Surgical Company, including those detailed from time to time in STAAR Surgical Company’s reports filed with the Securities and Exchange Commission. STAAR Surgical Company assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

   STAAR Surgical Company
Condensed Consolidated Statements of Income (In 000‘s except for per share data)

	Three Months Ended
	April 1, 2005	April 2, 2004
Sales	$13,678	$13,569

Cost of goods sold	7,228	6,252

Gross profit	6,450	7,317

Selling, general and administrative expenses:
General and administrative	2,350	2,069
Marketing and selling	4,852	4,936
Research and development	1,283	1,285

Total selling, general and administrative expenses	8,485	8,290

Operating loss	(2,035)	(973)

Total other income, net	206	190

Loss before income taxes	(1,829)	(783)

Income tax provision	517	485

Minority interest	(8)	(31)

Net loss	$(2,338)	$(1,299)

Net loss per share	$(.11)	$(.07)

Weighted average shares outstanding	20,675	18,407

   STAAR Surgical Company
Condensed Consolidated Balance Sheet (In 000‘s)

	April 1,	December 31,
	2005	2005
		Audited
Cash and cash equivalents	$3,401	$4,187
Short-term investments	1,875	5,125
Accounts receivable, net	6,385	6,217
Inventories, net	14,459	15,084
Prepaids, deposits, and
other current assets	2,465	1,969
Total current assets	28,585	32,582
Investment in joint venture	125	125
Property, plant, and equipment, net	5,870	6,163
Patents and licenses, net	5,280	5,400
Goodwill, net	7,534	7,534
Other assets	151	169
Total assets	$47,545	$51,973

Notes payable	$1,839	$3,004
Accounts payable	4,376	5,313
Other current liabilities	5,239	5,162
Total current liabilities	11,454	13,479
Other-long term liabilities	647	632
Total liabilities	12,101	14,111
Minority interest	14	22
Stockholders' equity - net	35,430	37,840
Total liabilities and equity	$47,545	$51,973